                                                                   EXHIBIT 10.31

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made on September 27, 2002, between Pak-Sak Industries, Inc., a Michigan Corporation ("Seller"), Maxco, Inc., a Michigan Corporation ("Seller Shareholder" or "Shareholder") ("Seller Shareholder or "Shareholder, together with "Seller", "Seller Parties"), P-S Business Acquisition Inc., a Michigan corporation to be formed ("BusinessCo") and P&D Real Estate, LLC, a Michigan limited liability company to be formed ("Real EstateCo") (BusinessCo and Real EstateCo are herein together as "Buyer", and Packaging Personified, Inc., an Illinois Corporation ("Guarantor," together with Buyer, "Buyer Parties").

                                   BACKGROUND

A. Seller is engaged in the business of the manufacture and sale of polyethylene bags and protective packaging products (the "Business") at 122 South Aspen Street, Sparta, MI 49345 (the "Premises"). Buyer desires to purchase, and Seller desires to sell to Buyer, the Purchased Assets (as defined in Section 1) on the terms and subject to the conditions of this Agreement.

B. Seller Shareholder owns all of Seller's issued and outstanding capital stock. Seller Shareholder will receive a substantial economic benefit from Buyer's purchase of the Purchased Assets from Seller and is joining in this Agreement to make the representations, warranties, covenants, and indemnifications set forth in this Agreement as a condition to Buyer's willingness to purchase the Purchased Assets from Seller.

C. Guarantor owns all of each Buyer's issued and outstanding capital stock or membership interest. Guarantor will receive a substantial economic benefit from Buyer's purchase of the Purchased Assets from Seller and is joining in this Agreement to make the representations, warranties, covenants, and indemnifications set forth in this Agreement and to guaranty Buyer's performance of its obligations under this Agreement as a condition to Seller Parties willingness to sell the Purchased Assets to Seller.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the Background and the terms and conditions set forth in this Agreement, the Seller Parties and Buyer Parties agree as follows:

1. Assets Purchased. At the Closing, Seller shall sell, assign, convey, transfer, set over, and deliver to BusinessCo (except as otherwise noted) all of the assets, rights, and interests of every conceivable kind or character whatsoever, whether tangible or intangible, that on the Closing Date are owned by Seller or in which Seller has an interest of any kind except for Excluded Assets listed under Section 2. These include, without limitation, the following (collectively, the" Purchased Assets"):

         a. All furniture, fixtures and equipment, fixed assets and all other items of tangible personal property, in each case wherever located and whether or not capitalized on Seller's books, including but not limited to, the property set forth on
                  Schedule 1A attached hereto (the "Personal Property").

         b. All good and saleable inventory of any kind, character, nature or description, wherever located including all finished goods, work-in-process, supplies, raw materials, parts, scraps, containers and packaging materials and including any consigned inventory (the "Inventory").

         c. All accounts, chattel paper, documents, and instruments, including all accrued interest receivable and also any security Seller holds for the payment thereof generated by the Business (the "Receivables") and all of Seller's general intangibles in connection with the Business and, to the extent not otherwise constituting general intangibles, any interest of Seller in any and all claims by Seller against any other person in connection with the Business, whether now accrued or later to accrue, contingent or otherwise, known or unknown, including, but not limited to, all rights under express or implied warranties from suppliers in connection with the Business (except as they may pertain to Seller's liabilities other than Assumed Liabilities), claims for collection or indemnity, claims in bankruptcy, and chooses in action.

         d. All Seller's right, title, benefit, and interest in and to inventions, discoveries, improvements, designs, prototypes, trade secrets, manufacturing and engineering drawings, process sheets, specifications, bills of material, formulae and secret and confidential processes, know-how, technology, and other industrial property (whether patentable or unpatentable) used in the Business (the "Intellectual Property") as listed on
                  Schedule 11.AA.

         e. The real estate located at 122 South Aspen Street, Sparta, Michigan, legally described on Schedule 1E attached hereto (to be purchased by Real EstateCo) (the "Real Estate");

         f.       The full benefit of:

                  i. Any and all purchase orders placed with and accepted by Seller on or before the Closing Date in connection with the Business that have not been completely performed or filled before the Closing Date, covering the purchase from Seller of products to be supplied by Seller in the Business, or covering the rendition by Seller of service on products supplied by Seller in the Business and including all deposits, progress payments, and credits of the Business, as set forth on Schedule 1.F.1;

                  ii. The purchase orders listed on Schedule 1.F.2 placed by Seller prior to the Closing Date in connection with the Business that have not been completely performed before the Closing Date, covering Seller's purchase of inventory, supplies, or materials in the ordinary course of business; and

                  iii. The leases of personal property and other agreements listed in Schedule 1.F.3.

         (All the items listed in this Section 1.F are the" Contracts and Commitments").

         g. All records and lists of the Business that pertain directly or indirectly, in whole or in part, to any one or more of the following: the Seller's Business customers, suppliers, advertising, promotional material, sales, services, delivery, internal organization, employees, and operations.

         h. All security deposits, prepaid expenses, and similar items reflected in the latest of the Financial Statements of Seller referred to in Section 11.G, in connection with the Business, in the amount accrued as of the Closing Date.

         i. All transferable local, state, and federal franchises, licenses, bonds, permits, and similar items pertaining to the Business and/or the Purchased Assets, as listed on Schedule 11 attached hereto (the "Permits").

         j. The Business conducted by Seller as a going concern, including any and all goodwill, telephone and FAX numbers, yellow-page advertisements, P.O. Box, if any, and Seller's right to use the name "Pak-Sak Industries, Inc." and all related names and derivations.

         k. To the extent not otherwise specifically included in this Section or excluded under Section 2, all assets, rights, claims, contracts, agreements, causes of action and properties as of the Closing Date, of every kind, character, nature and description, whether tangible or intangible, choate or inchoate, known or unknown, contingent or fixed and wherever located.

         Seller shall update all Schedules described in this Section 1, where appropriate, as of the Closing Date.

2. Excluded Assets. Buyer is not purchasing any Excluded Assets from Seller. "Excluded Assets" means:

         a. All of Seller's books of account (although copies of such books and records relating to the Business shall, on reasonable request made by representatives of Buyer, be provided to Buyer);

         b. Claims for refunds of federal and state income taxes, tax credits of any kind;

         c.       Cash or cash equivalents.

3A. Liabilities Assumed. Seller agrees that Buyer assumes no liabilities of Seller, and Buyer shall not assume any such liability, whether accrued, absolute, contingent, known, unknown, or otherwise, except for

         a. Those liabilities specifically identified as of the Closing Date on the Closing Date Balance Sheet (consisting of all Current Liabilities less current maturities of long term debt as set forth on the Financial Statements included as Schedule 11.G), as may be adjusted, all as pursuant to Section 4.C, consistent with the accounting done on the Financial Statements including as Schedule 11.G, incurred in the normal course of business; specifically including liabilities payable to Shareholder for insurances and employee benefits administered by Shareholder for Seller's benefit, all of which shall be paid on a timely basis;

         b. Those liabilities related to executory obligations of Seller's continued performance arising in the ordinary course of business under any of the Contracts and Commitments of Seller that become performable or payable on or after the Closing Date.

A.   (All of the items listed in this Section 3.A are "Assumed Liabilities.")

B. Notwithstanding the foregoing, the dollar amount of Assumed Liabilities shall in no event exceed the dollar amount of Receivables purchased by Buyer (net of all reserves for doubtful accounts).

4A. Excluded Liabilities. Notwithstanding the provisions of Section 3A the Buyer will not assume or become responsible for, and will not be deemed to have assumed or have become responsible for, any other obligation or liability of the Seller, the Seller Shareholder, or any of their affiliates whatsoever other than as specifically set forth in Section 3A (with all such unassumed liabilities and obligations referred to herein collectively as "Excluded Liabilities"). Without limiting the generality of the foregoing, the Buyer will not assume or become responsible for and will not be deemed to have assumed or to have become responsible for:

         a. any liability or obligation arising prior to, on or after the Closing Date in connection with any Excluded Asset;

         b. any liability or obligation of the Seller, any of its affiliates or any of their respective predecessors under any Environmental Laws arising out of or in any way related to any event, transaction, condition, practice, release or occurrence on or prior to the Closing Date, including but not limited to any liability or obligation resulting from any violation of Environmental Laws in connection with the generation, storage, presence, use, handling, treatment, transportation, disposal or release of any Hazardous Materials by the Seller, any of its Affiliates or any of their respective predecessors;

         c. any liability or obligation (whether assessed or unassessed) of the Seller or any of its affiliates with respect to any Taxes, including any Taxes arising by reason of the transaction contemplated by this Agreement or any of the Related Agreements, as of or for any period prior to, on or after the Closing Date, except for accrued payroll or employment taxes, property taxes and single business taxes specifically included on the Financial Statement included as
                  Exhibit 11.G;

         d. any liability or obligation of the Seller or any of its Affiliates to any current or former employee with respect to worker's compensation claims made after the Closing Date by current or former employees of Seller with respect to conditions or occurrences commencing on or prior to the Closing Date; or

         e. any liability or obligation of the Seller or any of its affiliates with respect to any civil or criminal litigation, proceeding, investigation or claim relating to or involving allegations of criminal conduct, civil fraud or intentional misconduct.

         f. product warranty liabilities, including product defects, for products produced by Seller on or prior to the Closing Date and shipped to customers not later than 90 days following the Closing Date.

4.       Purchase Price for Purchased Assets.

         a. Initial Purchase Price. The purchase price to be paid by Buyer to Seller for the Purchased Assets at the Closing (the "Initial Purchase Price") shall be equal to:

                  (i) $1,006,303 (which is the agreed upon value for the Personal Property, plus

                  (ii) $673,697 (which is the agreed upon value for the Real Estate, plus

                  (iii) Seller's Closing Date book value of Receivables (less any related reserve for doubtful accounts), plus

                  (iv) Seller's and Buyer's good-faith estimate of the Closing Date Inventory value, less any reserve for obsolete or unsaleable inventory), plus

                  (v) Seller's Closing Date book value of prepaid expenses (provided that such prepaid expenses relate to the Purchased Assets, less

                  (vi) an agreed upon discount of $500,000 (to be allocated between the Personal Property and the Real Estate, as set forth on Schedule 4.D, less

                  (vii) Seller's Closing Date book value of the Assumed Liabilities, the dollar amount of which shall not exceed the dollar amount of the purchased Receivables.

                  The Initial Purchase Price shall be paid by Buyer in full at the Closing, and shall be subject to the Escrow Account provisions set forth in Section 4.b of this Agreement and the post-closing adjustment provisions set forth in Section 4.c of this Agreement. Buyer shall deliver to Seller the amount determined under this Section by cashier's check or wire transfer ("Readily Available Funds") at Closing.

         b. Escrow Account. At Closing, Buyer shall transfer to Fifth Third Bank (the "Escrow Agent") a portion of the Initial Purchase Price equal to $220,000, by the wire transfer of immediately available funds. Such amount shall be deposited in a separate interest-bearing account, and the funds therein to be disbursed as provided for in the Escrow Agreement between the Escrow Agent, Seller and Buyer, in the form attached hereto as Schedule 4B (the "Escrow Agreement"). Such Escrow Agreement shall provide that the funds held in such account, together with interest accruing thereon (the "Escrow Funds") shall be disbursed as follows: (i) to satisfy claims that Buyer may bring under Section 11.p of this Agreement regarding uncollectability of any Receivables; (ii) to satisfy claims that Buyer may bring under any other provisions of this Agreement, to the extent such claims exceed $50,000 as provided in Section 15.d of this Agreement; provided, however, that such claims in (i) and (ii) are asserted no later than 150 days after Closing and subject to other customary safeguards for determining the right to withdraw funds to cover the claims; (iii) to pay amounts to Seller or Buyer pursuant to the final Purchase Price determination as contemplated under section 4(c)(vi) hereof; and (iv) to the extent the Escrow Funds are not disbursed to cover such claims, or are not then the subject of a dispute as to a potential claim, to disburse the balance of such Escrow Funds to Seller 151 days after the Closing Date (or if such date is not a business day, on the first business day thereafter). At the Closing, the Escrow Agent, Seller and Buyer shall execute and deliver the Escrow Agreement. The fees and costs of the Escrow Agent and the Escrow Account shall be split equally between Seller and Buyer.

         c.       Determination of Final Purchase Price

                  (i) Within 60 days after the Closing Date, Seller will cause to be prepared and delivered to Buyer a balance sheet of the Seller as of the Closing Date (the "Closing Date Balance Sheet") prepared in accordance with generally accepted accounting principles applied on a basis consistent with that employed by the Seller in the preparation of the Financial Statements and using the same accounting methods, policies, practices and procedures with consistent classifications, judgments and valuation and estimation methodologies as used in the determination of the Initial Purchase Price and the preparation of the Financial Statements, and including those post-

                           Closing adjustments required to give effect to (i) the elimination of any assets and liabilities of the Seller not sold to or assumed by the Buyer in accordance with the terms of this Agreement; and (ii) the value of the Inventory at the Closing Date.

                  (ii) In connection with the preparation of the Closing Date Balance Sheet, Buyer and Seller shall perform a physical inventory of supplies, raw materials, work in process and finished goods included in the Purchased Assets, and such physical inventory shall be supervised by an accounting firm of Buyer's choosing. The physical inventory shall be conducted on the Closing Date or as close to the Closing Date as reasonably practicable (in which event such inventory shall be adjusted to the Closing Date). Seller shall permit Buyer and its employees, agents and accountants all necessary access to Seller's facilities and shall secure access to any other location of Seller's goods not under the control of Seller.

                  (iii) Unless Buyer delivers written notice to the Seller within 30 days after the receipt of the Closing Date Balance Sheet stating any objections thereto and the basis therefor, Buyer shall be deemed to have agreed to the Closing Date Balance Sheet in the form and amount delivered to Seller. If such notice of objections is given by Seller within such 30-day period, Seller will attempt in good faith to reach an agreement with the Buyer as to any matters in dispute. If the Buyer and the Seller, notwithstanding such good faith effort, fail to resolve any matters in dispute within 15 days after the Seller advises the Buyer of its objections, then any remaining disputed matters will be finally and conclusively determined by the independent auditing firm of Crowe Chizek and Company, LLP ("Crowe Chizek") or, if Crowe Chizek refuses to perform this function, by such other recognized national auditing firm as designated by the American Institute of Certified Public Accountants (the "Arbiter"). Promptly, but not later than 30 days after its appointment, the Arbiter will determine (based solely on presentations by the Seller and the Buyer to the Arbiter and not by independent review) only those issues in dispute and will render a report as to the disputes and the resulting calculation of the Closing Date Balance Sheet, which report will be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Arbiter. The Seller and the Buyer shall each pay one-half of the fees and expenses of the Arbiter for services pursuant to this Agreement and each agrees to execute, if requested by the Arbiter, a reasonable engagement letter.

                  (iv) For purposes of complying with the terms set forth herein, each party will cooperate with and make available to the other party and its auditors and representatives all information, records, data and auditors' working papers, and will permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Date Balance Sheet and the resolution of any disputes thereunder.

                  (v) As soon as the Closing Date Balance Sheet has been prepared pursuant to the provisions set forth in this Section and all disagreements with respect thereto have been resolved, the final purchase price (the "Purchase Price") shall be determined. The Purchase Price shall be equal to:

                           1. $1,006,303 (which is the agreed upon value for the Personal Property, plus

                           2. $673,697 (which is the agreed upon value for the Real Estate, plus

                           3. the Closing Date Balance Sheet value of Receivables (less any related reserve for doubtful accounts), plus

                           4. the Closing Date Balance Sheet value of Inventory, less any reserve for obsolete or unsaleable inventory), plus

                           5. the Closing Date Balance Sheet value of prepaid expenses (provided that such prepaid expenses relate to the Purchased Assets), less

                           6. an agreed upon discount of $500,000 (to be allocated between the Personal Property and the Real Estate, as set forth on Schedule 4.D, less

                           7. the Closing Date Balance Sheet value of the Assumed Liabilities, the dollar amount of which shall not exceed the dollar amount of the purchased Receivables.

                  (vi) Within 10 business days following receipt by the parties of the Closing Date Balance Sheet and resolution of any disputes with respect thereto, any difference between the Purchase Price and the Initial Purchase Price shall be paid to Seller or Buyer as the case may be as follows:

                           1. If the Purchase Price is increased from the Initial Purchase Price, Buyer shall pay such difference between the Purchase Price and the Initial Purchase Price to the Seller in Readily Available Funds; and

                           2. If the Purchase Price is decreased from the Initial Purchase Price, Buyer and Seller shall direct to the Escrow Agent in writing that such difference be disbursed to Buyer from the Escrow Account. In addition, if the decrease in the Purchase Price exceeds the balance of the Escrow Account, such excess shall be paid by Seller to Buyer in Readily Available Funds.

         d. Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with attached Schedule 4.D. Buyer and Seller agree to file all returns and reports in a manner consistent with the allocations in this Section.

5.       Related Agreements.

         a. Real Estate Purchase Agreement. The real estate located at 122 South Aspen Street, Sparta, Michigan, shall be purchased by Real EstateCo pursuant to an agreement in the form attached hereto as Exhibit A.

         b. Real Estate Lease. Real EstateCo shall assume the lease for the building located at 275 Hickory Street, Sparta, Michigan (the "Leased Premises") pursuant to an agreement in the form attached hereto as Exhibit B.

         c. Consulting Agreement. Buyer shall pay Seller a consulting fee of $300,000 pursuant to an agreement in the form attached hereto as Exhibit C.

                           (All of the Agreements contained in this Section 5
                  are hereinafter referred to collectively as "Related Agreements.")

6. Delivery Free of Encumbrances. Seller Parties shall deliver good title to the Purchased Assets free and clear of all mortgages, liens, claims, demands, charges, options, equity interests, leases, tenancies, easements, pledges, security interests, and other encumbrances ("Encumbrances"), except for any Assumed Liabilities that results in any Encumbrance.

7.       Preclosing Actions.  Before the Closing:

         a. Conduct of Business. Seller Parties shall carry on and conduct the Business only in the ordinary course consistent with past practices, without any change in the policies, practices, and methods that Seller pursued before the date of this Agreement. Seller Parties will use their best efforts to preserve the Business organization intact; to preserve the relationships with Seller's customers, suppliers, and others having business dealings with it; and to preserve the services of Seller's employees, agents, and representatives. Without limitation of the foregoing, (i) Seller Parties shall not undertake any action without the prior written consent of Buyer that, if taken before the date of this Agreement, would have been required to be disclosed on any Schedule to this Agreement; and (ii) Seller Parties will not alter the physical content or character of any of the Business's inventories so as to affect the nature of the Business or result in a change in the total dollar valuation of the inventories or otherwise take action or refrain from taking action that would result in any change in the Purchased Assets or Assumed Liabilities, other than in the ordinary course of business consistent with past practices.

         b. Buyer's Access, Due Diligence Review. From the date of this Agreement through the Closing, Seller Parties shall permit Buyer and its representatives to make a full business, financial, accounting, and legal audit of Seller, the Business, the Purchased Assets and the Assumed Liabilities. Seller Parties shall take all reasonable steps necessary to cooperate with Buyer in undertaking this audit.

         c. Accuracy of Representations and Warranties and Satisfaction of Conditions. Seller Parties will immediately advise Buyer in writing if (i) any of Seller Parties' representations or warranties are untrue or incorrect in any material respect or
                  (ii) any of Seller Parties become aware of the occurrence of any event or of any state of facts that results in any of the representations and warranties of Seller Parties being untrue or incorrect as if Seller Parties were then making them. Seller Parties will not take any action, or omit to take any action, that would cause any of Seller Parties' representations and warranties set forth in this Agreement to be untrue or incorrect as of the Closing Date. Seller Parties will use their best efforts to cause all conditions within their control that are set forth in Section 8 to be satisfied as promptly as practicable under the circumstances.

8. Conditions Precedent to Buyer's Obligations. Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or waiver by Buyer) before or at the Closing of each of the following conditions:

         a. Accuracy of Representations and Warranties. The representations and warranties of Seller Parties contained in this Agreement and all Related Agreements shall be true and correct at and as of the Closing Date as though such representations and warranties were made on that date.

         b. Performance of Covenants. The Seller Parties shall have in all respects performed and complied with all covenants, agreements, and conditions that this Agreement and all related documents require to be performed or complied with before or on the Closing Date, specifically including all of the Related Agreements referred to in Section 5.

         c. Results of Due Diligence Review. Buyer shall be satisfied, in its sole and absolute discretion, with the results of its due diligence review of the Seller, the Business, the Purchased Assets and the Assumed liabilities conducted as contemplated in Section 7b, above.

         d. Permits. Buyer shall have received all permits that in Buyer's opinion are necessary to operate the Business after the Closing.

         e. No Casualty. Prior to the Closing Date, Seller shall not have incurred, or be threatened with, a material liability or casualty that would materially impair the value of the Purchased Assets.

         f. Opinion of Counsel. Buyer shall have received the favorable opinion of Seller Parties' counsel dated the Closing Date and in form and substance satisfactory to Buyer's counsel. The opinion shall be in substantially the form attached as
                  Schedule 8.F.

         g. Instruments of Transfer, etc. Seller shall have delivered to Buyer, in form and substance satisfactory to Buyer, all bills of sale, general instruments of transfer, conveyances, assurances, transfers, assignments, approvals, consents, and any other instruments and documents containing the usual and customary covenants and warranties of title and that shall be convenient, necessary, or required to effectively transfer the Purchased Assets to Buyer with good title, free and clear of all Encumbrances.

         h. Certificates Regarding Conditions Precedent. Seller Parties shall have delivered to Buyer certificates of the Seller Parties, in form and substance satisfactory to Buyer, certifying that as of the Closing Date all of the conditions set forth in this Section, except those totally within the Buyer's control, have been satisfied.

         i. No Litigation. No action, suit, proceeding, or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, (i) to restrain or prevent the carrying out of the transactions contemplated by this Agreement, or (ii) that might affect Buyer's right to own, operate, and control the Purchased Assets after the Closing Date.

         j. Lien Search. Buyer shall have received UCC lien searches on the Purchased Assets in form and content satisfactory to Buyer, and all matters arising from such searches shall have been resolved or addressed in a manner satisfactory to Buyer.

         k. Consents. Seller shall have obtained, in writing, all consents necessary or desirable to consummate or to facilitate consummation of this Agreement and any related transactions. The consents shall be delivered to Buyer before Closing and shall be reasonably acceptable to Buyer in form and substance.

         l. Environmental Investigation. Buyer shall have received, at its cost and expense, a Phase I Environmental Site Assessment, prepared by an independent, competent, and qualified environmental consultant, that in its scope, form, and substance is satisfactory to Buyer on all real estate being either purchased or leased under the terms of this Agreement or any Related Agreements. Buyer shall also receive, at its cost and expense, any updates it deems necessary or appropriate. Buyer shall be satisfied, in its sole and absolute discretion, that there will not be at and after the Closing any basis for the imposition on Buyer of any liability under any Environmental Laws (as defined in Section 11.T.1).

         m. Conditional Tax Clearance. Seller shall have provided to Buyer a certificate of conditional tax clearance from the Revenue Commissioner of the State of Michigan showing that Seller has filed all tax returns and reports required to be filed before Closing and that it has paid all taxes due pursuant to Section 27a of Act No. 58 of the Michigan Public Acts of 1986, MCLA 205.27a, MSA 7.657(27a).

         n. MESC Contribution Liability. Seller shall have provided to Buyer a statement from the Commissioner of the Michigan Employment Security Commission certifying the status of Seller's contribution liability under Section 15(g) of the Michigan Employment Security Act, MCLA 421.15(g), MSA 17.515[g].

         o. Board Approval. The Boards of Directors of the Seller and the Buyer shall have taken the necessary Board action approving this transaction.

         p. Shareholder Approval. The Shareholder of the Seller shall have taken the necessary action approving this transaction.

         q. Other Documents and Instruments. Buyer shall have received such other documents and instruments as it has reasonably requested, in form and substance satisfactory to Buyer.

         r. Approvals by Buyer's Counsel. Buyer's counsel shall reasonably approve all legal matters and the form and substance of all documents that Buyer or Seller Parties are to deliver at the Closing.

         s. Buyer's Financing. Buyer shall have obtained satisfactory financing, as determined in Buyer's sole and absolute discretion.

9. Conditions Precedent to Seller Parties' Obligations. Seller Parties' obligations to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions before or at the Closing Date:

         a. Accuracy of Representations and Warranties. Buyer Parties' representations and warranties contained in this Agreement and all Related Agreements shall be true and correct at and as of the Closing Date as though such representations and warranties were made at the Closing.

         b. Performance of Covenants. Prior to and at the Closing Date, Buyer shall have in all respects performed and complied with its obligations under all the covenants, agreements, and conditions that this Agreement and all Related Agreements require.

         c. Board Approval. The Boards of Directors of the Seller and the Buyer shall have taken the necessary action approving this transaction.

         d. Shareholder Approval. The Shareholder of the Seller shall have taken the necessary action approving this transaction.

         e. Consents. Seller shall have obtained, in writing, all consents necessary or desirable to consummate or to facilitate consummation of the Agreement and any related transactions.

         f. Opinion of Counsel. Seller Parties shall have received the favorable opinion of Buyer's counsel dated the Closing Date and in form and substance satisfactory to Seller Parties' counsel. The opinion shall be in substantially the form attached as Schedule 9.F.

         g. Approvals by Seller's Counsel. Seller's counsel shall reasonably approve all legal matters and the form and substance of all documents that Buyer Parties or Seller Parties are to deliver at the Closing.

10.      Closing Matters.

         a. Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Warren Cameron Faust & Asciutto, P.C. at 10:00 a.m. on October 31, 2002 or at such other place and/or on such other date as the parties may agree upon (the "Closing Date").

         b. Updated Schedules. At the Closing, certain Schedules will need to be up-dated to the day of Closing. These shall include, but not necessarily be limited to, Schedule 1.F.1 (Customer Orders), Schedule 1.F.2 (Vendor Orders) and Schedule 11.W (Progress Payments) and shall include only those changes that have occurred in the ordinary course of business consistent with past practices.

         c. Certain Closing Expenses; Prorations. Seller Parties shall be liable for and shall pay all federal, state, and local sales, use, excise, and documentary stamp taxes and all other taxes, duties, or other like charges properly payable on and in connection with Seller's conveyance and transfer of the Purchased Assets to Buyer. Personal property taxes, utility charges (including electricity, gas, water, sewer, and telephone), refuse collection, and other service contracts assumed by Buyer shall be prorated ratably as of the Closing Date. To the extent practicable, all such prorations shall be computed and paid at the Closing, and to the extent not practicable, as soon as practicable thereafter.

         d. Further Assurances. Seller Parties shall cooperate with and assist Buyer with the transfer of the Purchased Assets under this Agreement and take all other reasonable actions to assure that the Business is smoothly transferred to Buyer. From time to time after the Closing Date, Seller Parties shall, at the request of Buyer, execute and deliver such additional conveyances, transfers, documents, instruments, assignments, applications, certifications, papers, and other assurances that Buyer requests as necessary, appropriate, convenient, useful or desirable to effectively carry out the intent of this Agreement and to transfer the Purchased Assets to Buyer.

11. Seller Parties' Representations and Warranties. As of the date of this Agreement and as of the Closing, each of the Seller Parties, jointly and severally, represent and warrant to Buyer, and acknowledges and confirms, that Buyer is relying on these representations and warranties in entering into this Agreement:

         a. Organization and Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, and Seller has all requisite power and authority (corporate and otherwise) to own its properties and conduct its business as it is now being conducted. The nature of the business and the character of the properties Seller owns or leases do not make the licensing or qualification of Seller as a foreign corporation necessary under the laws of any other jurisdiction except as may be listed on Schedule 11.A. Seller has not used or assumed any other name in connection with the conduct of the Business during the last five years, except as provided in Schedule 11.A. Seller Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the Sate of Michigan, and Selling Shareholder has all requisite power and authority (corporate and otherwise) to own properties and conduct its business as it is now being conducted.

         b. Authorization. Seller has all requisite power and authority (corporate and otherwise), and the Seller Shareholder has all requisite legal capacity (i) to execute, deliver, and perform this Agreement and the Related Agreements to which each is a party and (ii) to consummate the transactions contemplated under this Agreement and the Related Agreements. Seller has taken, or will have taken at the time of the Closing, all necessary corporate action (including the approval of its board of directors and shareholders, if necessary) to approve the execution, delivery, and performance of this Agreement and the Related Agreements to be executed and delivered by it and the consummation of the transactions contemplated in this Agreement. This Agreement is, and the Related Agreements when executed and delivered by the parties to them, will be legal, valid, and binding obligations of each of the Seller Parties, that are a party to them, enforceable against each of them in accordance with the Agreement and Related Agreement's respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). Seller Shareholder owns all of the issued and outstanding capital and voting stock of Seller, and is the only party required to authorize Seller's execution, delivery and performance of this Agreement.

         c.       Existing Agreements and Governmental Approvals.

                  (i) Except as provided in Schedule 11.C, the execution, delivery, and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated by them:

                           1. Do not and will not violate any provisions of law applicable to any of Seller Parties, the Business, or the Purchased Assets;

                           2. As of the Closing, does not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time or both) Seller's Articles of Incorporation or Bylaws, or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which any of Seller Parties is a party or by which any of them or any of their assets and properties are bound (including, without limitation, the Purchased Assets); and

                           3. Do not and will not result in the creation of any Encumbrance on any of Seller Parties' properties, assets, or Business (including, without limitation, the Purchased Assets).

                  (ii) No approval, authority, or consent of, or filing by, any Seller Party with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary:

                           1. To authorize the execution and delivery of this Agreement or any of the Related Agreements by any of the Seller Parties,

                           2. To authorize the consummation of the transactions contemplated by this Agreement or any of the Related Agreements by any of the Seller Parties, or

                           3. To continue Buyer's use and operation of the Purchased Assets after the Closing Date.

         d. No Subsidiaries. Seller does not have any subsidiaries or directly or indirectly own any interest or have any investment in any other corporation, partnership, or other entity in connection with the Business.

         e. No Insolvency. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties is pending or, to the Best Knowledge of Seller Parties, threatened. Seller Parties have not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. For the purposes of this Agreement, the phrase "Best Knowledge of Seller Parties," or words of similar import, mean such knowledge as any of the Seller Parties would have after due inquiry into the matter in question.

         f. Permits and Licenses. Seller has all necessary permits, certificates, licenses, approvals, consents, and other authorizations required to carry on and conduct the Business and to own, lease, use, and operate the Purchased Assets at the places and in the manner in which the Business is conducted, all of which to the extent transferable shall be transferred or assigned to Buyer at the Closing, without expense to Buyer. A complete list of such permits, certificates, licenses, approvals, consents, and other authorizations is included in Schedule 11.F.

         g. Financial Statements. Seller Parties have delivered to Buyer the financial statements on the Business dated July 31, 2002, as listed in Schedule 11.G, and Seller Parties shall deliver, before the Closing, copies of all financial statements Seller has prepared for the Business for each full month since July 31, 2002 to the Closing (together, the "Financial Statements"). The Financial Statements do and will fairly and accurately present Seller's financial position as of the dates indicated and the results of its operations as of the dates indicated and for the periods covered thereby, and are and will be true and correct in all material respects, in accordance with generally accepted accounting principles consistently applied ; provided , however, that the Financial Statements will consist of the Balance Sheet and Statement of Operations only, excluding all notes. All inventories reflected in the Financial Statements have been valued according to the historical "first in first out" accounting method of Seller; adequate provision has been and will be timely made in the Financial Statements for doubtful accounts or other receivables; sales are stated in the Financial Statements net of discounts, returns, and allowances; all Taxes (as defined in Section 11.Q.1) due or paid are and will be timely reflected in the Financial Statements; and all Taxes not yet due and payable are and will be fully accrued or otherwise provided for. Any items of income or expense that are unusual or of a nonrecurring nature during any such period or at any such balance sheet date are and will be separately disclosed in the Financial Statements. Except as otherwise disclosed on Schedule 11.G, Seller's books, records, and work papers are complete and correct; have been maintained on an accrual basis; and accurately reflect, and will accurately reflect, the basis for the financial condition and the results of Seller's operations that are set forth in the Financial Statements and are to be set forth in the Closing Balance Sheet.

         h. No Undisclosed Liabilities. Except as otherwise disclosed in the Financial Statements, Seller does not have any liabilities or obligations, whether accrued, absolute, contingent, or otherwise, and there exists no fact or circumstance that could give rise to any such liabilities or obligations in the future.

         i.       Conduct of Business. Except as otherwise disclosed on attached
                  Schedule 11.I, or any Schedules in this Agreement, since the date of the last of the Financial Statements attached as
                  Schedule 11.G, Seller has not:

                  (i) Declared or paid any dividend or made any other payment from capital or surplus or other distribution of any nature, or directly or indirectly redeemed, purchased, or otherwise acquired, recapitalize, or reclassified any of its capital stock;

                  (ii) Entered into, materially amended, or terminated any contract, license, lease, commitment, or permit, except in the ordinary course of business consistent with past practices;

                  (iii)    Experienced any labor disturbance;

                  (iv) Incurred or become subject to any obligation or liability (absolute, accrued, contingent, or otherwise), except (1) in the ordinary course of business consistent with past practices and (2) in connection with the performance of this Agreement;

                  (v) Discharged or satisfied any Encumbrance or paid or satisfied other than (1) liabilities shown or reflected in Seller's balance sheet included in
                           Schedule 11.g (2) liabilities incurred since the date of the balance sheet, in each case only in the ordinary course of business consistent with past practices and in accordance with the express terms of such obligation or liability;

                  (vi) Sold, transferred, or agreed to sell or transfer any asset, property, or business; canceled or agreed to cancel any debt or claim; or waived any right, except in the ordinary course of business consistent with past practices;

                  (vii) Disposed of or permitted to lapse any Intellectual Property;

                  (viii) Has not entered into any employment agreements and has not granted any abnormal increase in employee rates of pay or in salary payable or to become payable to any officer, employee, consultant, or agent, or by means of any bonus or pension plan, contract, or other commitment increased the compensation of any officer, director, employee, consultant, or agent, or hired any new officer, employee, consultant, or agent;

                  (ix) Made or authorized any capital expenditures for additions to plant or equipment accounts in excess of an aggregate of $10,000.00;

                  (x) Entered into any transaction (including, without limitation, any contract or other arrangement providing for employment, furnishing of services, rental of real or personal property, or otherwise requiring payments) with any shareholder, officer, or director of Seller; any member of their immediate families; or any of their affiliates;

                  (xi) Experienced any material damage, destruction, or loss (whether or not covered by insurance) affecting its properties, assets, or Business;

                  (xii) Failed to regularly maintain and repair the Purchased Assets in the ordinary course of business consistent with past practices;

                  (xiii) Made any change in any method of accounting or any accounting practice or suffered any deterioration in accounting controls;

                  (xiv) Varied, canceled, or allowed to expire any insurance coverage involving the Business;

                  (xv) Entered into any other transaction other than in the ordinary course of business consistent with past practices; and

                  (xvi)    Agreed or committed to do any of the foregoing.

         j. No Adverse Changes. Since the date of the last of the Financial Statements attached as Schedule 11.G, there has not been, to the Best Knowledge of any of the Seller Parties, any occurrence, condition, or development that has adversely affected, or is likely to adversely affect, the Business, or the Purchased Assets.

         k.       Employees.

                  (i) Set forth on Schedule 11.K.1 is a complete and accurate list of the following information for each employee of Seller: name, date of hire, current rate of pay and current position.

                  (ii) Seller is not a party to, and Seller or the Business is not bound by, any collective bargaining agreement. There is not now, nor has there been at any time during the past five years, any strike, lockout, grievance, other labor dispute, or trouble of any nature pending or threatened against Seller or that in any manner affects Seller. Seller is and has been in compliance with all rules regulating employee wages and hours. On or before the Closing Date, Seller shall have paid or accrued all its obligations relating to employees (whether arising by operation of law, by contract, or by past service) or payments to trusts or other funds, to any governmental agency, or to any individual employee (or his or her legal representatives) with respect to unemployment compensation benefits, profit sharing, retirement benefits, vacation pay or Social Security benefits.

                  (iii)    Except as to employees specifically identified in
                           Schedule 11.K.3, all Seller's employees are employees-at-will, may be terminated at any time in accordance with the written policies (copies of which have been provided to Buyer) of Seller for any lawful reason or for no reason, and are not entitled to employment by virtue of any oral or written contract, employer policy, or otherwise.

                  (iv) No retired employees of Seller are receiving or are entitled to receive any payments or health or other benefits from Seller.

         l.       Employee Benefit Plans.

                           1. Attached as Schedule 11L is a true and complete list of all plans, contracts, programs, and arrangements (including, but not limited to, collective bargaining agreements, pensions, bonuses, deferred compensation, retirement, severance, hospitalization, insurance, salary continuation, and other employee benefit plans, programs, or arrangements) maintained currently or under which Seller has had any obligations with respect to an employee of Seller (the "Plans").

                           2. Seller has performed all obligations required to be performed by it under the Plans (including, but not limited to, the making or accruing of all contributions) and is not in default under and has no knowledge of any default by any other party to the Plans.

                           3. Buyer acknowledges that the Plans are administered by Shareholder for the benefit of all of its subsidiary companies, including Seller, and that Buyer will not be able to continue or participate in the Plans.

         m. Contracts. Except for the contracts, commitments or leases listed on Schedules 1.F.2, 1.F.3, and 11.M or any other Schedule of this Agreement, Seller is not a party to nor bound by any agreement or commitment that affects the Business, the Purchased Assets, or the Assumed Liabilities which will result in a liability or other cost to Buyer of more than $10,000 in the aggregate or will last for more than one year from the Closing Date (all these contracts and commitments referred to as "Significant Contracts"). All Significant Contracts are valid and binding obligations of the parties thereto in accordance with their respective terms. No default or alleged default exists on the part of Seller, nor, to the Best Knowledge of Seller Parties, on the part of any other party, under any of the Significant Contracts. True and complete copies of all Significant Contracts have been delivered to Buyer.

         n. Title to Purchased Assets. Seller is the sole and absolute owner of the Purchased Assets and has good title to all of the Purchased Assets, which are, or will be at the time of the Closing, free and clear of any and all Encumbrances. Schedule 11.N lists or describes all property used in the conduct of the Business that is owned by or an interest in which is claimed by any other person (whether a customer, supplier, or other person), together with copies of all related agreements. All such assets are situated on the Premises or other of Seller's facilities and is in such condition that upon return to its owner, Buyer will not be liable in any amount to the owner.

         o. Condition of Purchased Assets. To the best of Seller's and Shareholder's knowledge, except as disclosed in Schedule 11.O, all equipment and buildings Seller owns or leases are, to the best of Seller's and Shareholder's knowledge, structurally sound, in good operating condition and repair, and adequate for their current uses. To the best of Seller's and Seller Shareholder's knowledge, no equipment needs maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The equipment owned and building used by Seller are sufficient for the continued operation of the Business after the Closing Date in substantially the same manner as Seller operated the Business before the Closing Date. The Inventory is in good condition, not obsolete or defective (except as may have been so recorded on the books and records of the Seller), and is usable or saleable in the usual and ordinary course of business. Each item is situated at the Seller's facilities unless specifically disclosed to the Buyer on Schedule 11.O attached to this Agreement.

         p. Receivables. The Receivables are the result of bona fide sales or other bona fide transactions. The Receivables will be paid in full as they come due, except to the extent that a reserve against the possible uncollectability of the Receivables has been established and is reflected on the Financial Statements. To the extent the reserve is exceeded, Seller Parties shall repurchase from Buyer at face value any Receivable purchased by Buyer under this Agreement that has not been paid by the related-account debtor within 120 days of the Closing Date, on Buyer's tender to Seller Parties of a reassignment (without recourse) of the Receivable. Buyer shall have the right to set off against amounts payable by Buyer under any Related Agreement the amount of any liability of Seller Parties to Buyer under this Section or under any other provisions of this Agreement. Buyer shall also have the right to make a claim against the Escrow Account for the amount of any liability of the Seller Parties to Buyer under this section or, to the extent such other liability exceeds $50,000 as provided in
                  Section 15.d, under any other provisions of this Agreement.

         q.       Taxes.

                  1. For the purposes of this Agreement, "Tax" or "Taxes" shall mean all foreign, federal, state, county, local, and other taxes (including, without limitation, income taxes; premium taxes; single-business taxes; excise taxes; sales taxes; use taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; real estate taxes;

                           severance taxes; capital levy taxes; transfer taxes; stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental charges and assessments), and include interest, additions to tax, and penalties.

                  2. Seller has filed on a timely basis all Tax returns it is required to file under foreign, federal, state, or local law and has paid or established an adequate reserve with respect to all Taxes for the periods covered by such returns. No agreements have been made by or on behalf of Seller for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. Seller and its officers have received no notice of any pending or threatened audit by the IRS or any foreign, state or local agency related to Seller's Tax returns or Tax liability for any period, and no claim for assessment or collection of Taxes has been asserted against Seller. To the Best of Seller's Parties' Knowledge, no such claim is being considered and there is no basis for any such claim. There are no federal, state, or local tax liens outstanding against any of Seller's assets (including, without limitation, the Purchased Assets) or the Business.

                  3. The sale by Seller of the Purchased Assets and the Buyer's acquisition of such assets will not result in the imposition of or liability for any sales or use taxes except in connection with the transfer of any motor vehicles that are part of the Purchased Assets which taxes will be paid for by Seller.

                  4.       Pursuant to MCLA 205.27a, MSA 7.657(27a), 1986 PA 58,
                           Section 27a, Seller waives all confidentiality regarding any Taxes that are payable to the State of Michigan and agrees that the appropriate authorities of the State of Michigan may release to Buyer Seller's known Tax liability. Seller agrees to execute any separate waivers of confidentiality that Buyer or the appropriate authorities might require to implement the terms of this paragraph.

                  5. The information contained on the Michigan Employment Security Commission Form 1027, Business Transferor's Notice to Transferee of Unemployment Tax Liability and Rate, is correct and complete.

         r. Litigation, Claims. Except as set forth on Schedule 11.R, (i) there are no actions, suits proceedings, hearings, investigations, charges, complaints, claims or demands of any kind pending or, to the Best Knowledge of Seller Parties, threatened against or affecting Seller, any of the Purchased Assets or any aspect of the Business; (ii) there are no injunctions, judgments, orders or decrees of any kind which are outstanding against or unsatisfied by Seller or relating to any of the Purchased Assets or any aspect of the Business; and (iii) Seller is not charged, or threatened with, or under investigation with respect to, any alleged violation of any provision of any law, constitution, code, statute or ordinance, or any regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any governmental authority relating to any of the Purchased Assets or any aspect of the Business.

         s. Products. Except as set forth on Schedule 11.S: (i) there are no liabilities of Seller whether based on strict liability, negligence, breach of contract or otherwise, with respect to any product, component or other item designed, manufactured, assembled, produced or sold by Seller to others; (ii) there are no liabilities of Seller with respect to any claim for the breach of any express or implied warranty or any other similar claim with respect to any products designed, manufactured, assembled, produced or sold by Seller to others, other than standard warranty obligations (to replace, repair or refund) made by Seller in the ordinary course of business consistent with past practice to purchasers of its products, and which are appropriately and adequately reserved for in the Financial Statements; or (iii) Seller has not entered into, or offered to enter into, any agreement, contract, commitment or other arrangement (whether written or oral) pursuant to which Seller is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to or with any customer ("Rebate Obligations"). Schedule 11.S sets forth a true and correct listing of all warranty claims with respect to the products of Seller made in connection with the Business during the last 12 months and a true and correct list of all contracts pursuant to which any purchaser may return any products. All Rebate Obligations set forth on
                  Schedule 11.S are reflected in the Financial Statements or have been incurred after the date thereof in the ordinary course of business consistent with past practice.

         t.       Environmental Matters.

                  (i) Seller has not transported, stored, treated or disposed, nor has it allowed or arranged for any third parties to transport, store, handle, treat or dispose of Hazardous Materials (as hereinafter defined) to or at any location other than a site lawfully permitted to receive such Hazardous Materials for such purposes, nor has Seller performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in violation of any Environmental Laws (as hereinafter defined). Seller has not stored, handled, treated or disposed of, or allowed or arranged for any third parties to transport, store, handle, treat, dispose of, Hazardous Materials upon the Real Estate or the Leasehold Premises, except as permitted by law.

                  (ii) During Seller's ownership or occupancy of the Real Estate or Leasehold Premises, there has not occurred, nor is there presently occurring, a Release of any Hazardous Material on, in or at the Real Estate or the

                           Leasehold Premises. However, there are two groundwater monitoring wells located on the Real Estate from which groundwater samples are obtained and analyzed to determine whether the Real Estate or Leasehold Premises has been impacted by a suspected Release from property located across the street from the Real Estate. For purposes of this Section, the term "Release" shall have the meaning given it in CERCLA.

                  (iii) Seller has not shipped or transported for treatment or disposed, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to ship or transport for treatment or dispose, any Hazardous Materials to or at a site which, pursuant to CERCLA or any similar state law, has been placed on or has been proposed to be placed on the National Priorities List or its state equivalent. Seller has not received notice, nor does it have knowledge of any facts which could give rise to any notice, that the Seller is a liable party for any environmental remediation or corrective action under CERCLA or any other Environmental Laws. Seller has not submitted nor was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the Real Estate or Leasehold Premises. The Seller has not received any written or oral request for information in connection with any environmental remediation or corrective action. Seller has not been required to or has not undertaken any response or remedial actions or clean-up actions of any kind at the request of any federal, state or local governmental entity, or at the request of any other person or entity.

                  (iv) Seller does not use, or has not used, any Underground Storage Tanks, and there are not now nor, to the best of Seller's knowledge, have there ever been any Underground Storage Tanks on the Real Estate or the Leasehold Premises. For purposes of this Section 4.19, the term "Underground Storage Tanks" shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.) or similar state statute.

                  (v) There are no laws, regulations, ordinances, licenses, permits or orders relating to environmental remediation, corrective action or worker safety matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of the Seller.

                  (vi) Schedule 11.T identifies (i) all environmental audits, site assessments or occupational health studies undertaken by the Seller or its agents or known to be taken by governmental agencies; (ii) the results of any groundwater, soil, air or asbestos sampling or monitoring undertaken with respect to the Real Estate or the Leasehold Premises; (iii) all written communications between the Seller and any environmental agencies; and (iv) all citations issued under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) or similar state statute.

                  (vii) As used herein, the term "Environmental Law" shall mean any applicable federal, state, or local statutory or common law, ordinance, rule, or regulation relating to: (i) pollution or protection of the environment; (ii) nuisance or trespass; (iii) emissions, discharges, releases, or threatened releases of any Hazardous Material into the environment (including, without limitation, ambient air, surface water, groundwater, land surface, or subsurface strata); or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, or handling of Hazardous Materials. The term "Environmental Laws" shall include, but shall not be limited to: the Clean Air Act; the Clean Water Act; the Occupational Safety and Health Act; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; the Resource Conservation and Recovery Act; the Toxic Substances Control Act, and any amendments thereto and any similar state or local law or ordinance. For purposes of this Agreement, the term "Environmental Laws" also shall mean, to the extent any of the following have the force and effect of law, any regulation, code, plan, order, decree, judgment, injunction, notice, or demand letter issued, entered, or approved under any law, ordinance, rule, or regulation referred to in the preceding sentence.

                  (viii) As used herein, the term "Hazardous Material" shall mean any pollutant, contaminant, chemical, toxic, or hazardous substance or material, or industrial waste that is included within the definitions of the terms "solid waste", "pollutant or contaminant", "hazardous substance," "hazardous chemical," or "hazardous waste," including petroleum and any fraction thereof, asbestos, mold or radionuclide, under any Environmental Law. The term "Hazardous Materials" shall mean all or some of the foregoing.

         u. Compliance with Laws. At all times prior to the Closing Date, Seller has, complied with all laws, orders, regulations, rules, decrees, and ordinances affecting to any extent or in any manner any aspects of the Business or the Purchased Assets.

         v.       Suppliers and Customers.

                  (i) A complete and accurate list of the 25 largest suppliers or vendors of products or services to Seller in connection with the Business (measured according to dollar purchases made from such suppliers or vendors during Seller's last fiscal year), and the address of each such supplier or vendor and the amount sold to Seller during that period, is set forth in Schedule 11.V.1. The names of any suppliers of goods or services with respect to which practical alternative sources of supply are not available on comparable terms and conditions are separately listed in Schedule 11.V.1.

                  (ii) A complete and accurate list of each of Seller's largest 25 customers (based on revenues to Seller annually during the last fiscal year) in connection with the Business, the address of each such customer, and the amount each customer purchased from Seller during the last fiscal year is set forth in Schedule 11.V.2.

                  (iii) Except as disclosed on Schedule 11.V.3, Seller Parties have no information that might indicate that any customer, supplier or vendor of Seller intends to cease purchasing from, selling to, or dealing with Seller. No information has been brought to the attention of any of Seller Parties that might lead any of them to believe that any customer or supplier intends to alter, in any material respect, the amount of its purchases or sales or the extent of its dealings with Seller, or would alter in any material respect its purchases from, sales to, or dealings with Buyer following the purchase by Buyer of the Purchased Assets under this Agreement .

         w. Progress Payments. The attached Schedule 11.W contains a true and complete list and description of all security deposits, progress payments, and the like that Seller has received relating in any way to any purchase orders, leases, or other agreements that are part of the Purchased Assets.

         x.       [INTENTIONALLY OMITTED]

         y. No Brokers. Seller has not engaged, and is not responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement.

         z.       Transactions with Certain Persons. Except as set forth on
                  Schedule 11.Z attached hereto, no shareholder, officer, director or employee of Seller, nor any member of any such person's family, nor any corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner (each, an "Affiliate"), owns any assets used in or relating to the Business or is presently a party to any material transaction with Seller relating to the Purchased Assets or the Business (including, but not limited to, any contract, agreement or other arrangement (a) providing for the furnishing of material services or supplies by, (b) providing for the rental of material real or personal property from, or
                  (c) otherwise requiring material payments to (other than for services as officers or directors of Seller) such Affiliate.

         aa. Intellectual Property. Schedule 11.AA lists all Intellectual Property of the Seller that Seller directly or indirectly owns, licenses, uses, requires for use, or controls in whole or in part and all licenses and other agreements allowing Seller to use the intellectual property of third parties in connection with the Business, except for commercially available computer software such as word processing, spreadsheet and similar applications. Seller does not own, directly or indirectly, or use any patents, copyrights, trademarks, or service marks in the Business except as listed. Except as set forth in Schedule 11.AA, Seller is the sole and exclusive owner of the Intellectual Property, free and clear of all Encumbrances. Except as set forth in Schedule 11.AA, none of the Seller's Intellectual Property infringes on any other person's intellectual property and no activity of any other person infringes on any of the Intellectual Property. Seller's manufacturing and engineering drawings, process sheets, specifications, bills of material, trade secrets, "know-how," and like data are in such form and of such quality that they can, following the Closing Date, be used in the process of designing, producing, manufacturing, assembling, and selling the products and providing the services previously provided by Seller so that such products and services meet applicable specifications and conform with all applicable quality standards that Buyer will be required to meet at the date of the Closing.

         bb. Insurance. All insurance policies covering Seller's real and personal property or providing for business interruption, personal and product liability coverage, and other insurance are described in Schedule 11.BB (which specifies the insurer, policy number, type of insurance, and any pending claims). Such insurance is in amounts Seller deems sufficient with respect to its assets, properties, business, operations, products, and services as the same are presently owned or conducted, and all such policies are in full force and effect and the premiums have been paid. There are no claims, actions, suits, or proceedings arising out of or based on any of these insurance policies, and no basis for any such claim, action, suit, or proceeding exists. Seller is not in default with respect to any provisions contained in any such insurance policies and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion.

         cc. Sales Representatives, Dealers and Distributors. Except as set forth on Section 11.CC, Seller is not a party to any contract or agreement with any person or entity under which such other person or entity is a sales agent, representative, dealer or distributor of any of Seller's products or services, and which by its terms cannot be terminated at will or on not more than 30 days' prior notice and there has been no change in the rate of compensation paid or payable to any such person or entity since the date of the most recent Financial Statements.

         dd. Product Warranties. Except as disclosed on Section 11DD, the Seller has not extended to its customers any product warranties, indemnifications or guarantees.

         ee. Computer Programs. Seller owns all right and title to and interest in, or has valid licenses for the use of, all computer programs used in the Business, and all such computer programs are assignable to Buyer, except as set forth in
                  Schedule 11.EE.

         ff. Capital Stock of the Seller. The authorized capital stock of the Seller consists solely of 5,000 shares of common stock, $10.00 par value, of which 3,768 shares are issued and outstanding. There are no shares of Seller's capital stock held in its treasury.All voting rights in the Seller are vested exclusively in its shares of common stock. All of the issued and outstanding shares of common stock of the Seller are validly authorized and issued and are fully paid and non-assessable. There are no outstanding warrants, options or rights of any kind to acquire from the Seller any shares of its common stock or securities of any kind. The Seller does not have any obligation to acquire any of its issued and outstanding shares of common stock or any other security issued by it from any holder thereof.

         gg. Accuracy of Information Furnished to Buyer. No representation, statement or information made or furnished by the Seller or the Seller Shareholder to the Buyer, including but not limited to those contained in this Agreement and the various schedules and exhibits attached hereto and the other information and statements referred to herein and previously furnished by the Seller or the Seller Shareholder to the Buyer, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not false or misleading.

12. Buyer Parties' Representations and Warranties. Buyer Parties represent and warrant to Seller that:

         a. Organization and Standing. BusinessCo is a corporation duly organized and validly existing under the laws of the State of Michigan, and BusinessCo has all the requisite power and authority (corporate and otherwise) to own its properties and to conduct its business as it is now being conducted. Real EstateCo is a limited liability company duly organized and validly existing under the laws of the State of Michigan, and Real EstateCo has all the requisite power and authority to own its properties and to conduct its business as it is now being conducted. Guarantor is a corporation duly organized and validly existing under the laws of the State of Illinois, and Guarantor has all the requisite power and authority (corporate and otherwise) to own its properties and to conduct its business as it is now being conducted.

         b. Authorization. Buyer has taken all necessary corporate or limited liability company action, as the case may be (i) to duly approve the execution, delivery, and performance of this Agreement and the Related Agreements and (ii) to consummate any related transactions. Buyer has duly executed and delivered this Agreement. This Agreement is, and the Related Agreements when executed and delivered by the parties to them will be, legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditor's rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         c. Existing Agreements and Governmental Approvals. The execution, delivery, and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated by them:

                  (i) Do not and will not violate any provisions of the law applicable to Buyer;

                  (ii) Do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) Buyer's Articles of Incorporation, Articles of Organization, Bylaws or Operating Agreement, as the case may be, or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which Buyer is a party or by which it or any of its assets and properties are bound; and

                  (iii) No approval, authority, or consent of, or filing by Buyer with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary

                  (iv) to authorize Buyer's execution and delivery of this Agreement and Related Agreements; or

                  (v) to authorize Buyer's consummation of the transactions contemplated by this Agreement and the Related Agreements.

13.      Employees.

         a. Buyer shall have no obligation to hire any of Seller's employees in the Business; provided, however, that Buyer shall be free to negotiate with and hire any of such Seller's employees, and Seller shall cooperate and encourage such employees to accept employment with Buyer. To the extent reflected on the Financial Statements included as Schedule 11.G, as adjusted, Buyer shall be responsible and liable for any salary, wages, bonuses, commissions, accrued vacations, sick-leave time, profit sharing , pension benefits and any other compensation or benefits, but excluding any employee severance payments. Buyer agrees to make all such payments on a timely basis, including payments due to any of Seller's terminated employees not hired by Buyer, which payments will be due at Closing. At the election of any of Seller's employees that Buyer has hired, Seller shall fully cooperate with Buyer in rolling over the account balances of Seller's Profit Sharing and 401(k) Plan into Buyer's comparable plan.

         b. Seller Parties agree that they will not, directly or indirectly, for a period of one (1) year following the Closing Date, employ, or solicit or seek or cause or assist to employ, any person who is employed by the Seller at the Closing Date and who becomes an employee of Buyer pursuant to the transaction within thirty (30) days following Closing.

14. Postclosing Receipts. After the Closing, Seller will immediately notify and transfer to Buyer any payments or other receipts it receives with respect to any of the Purchased Assets. Pending any such transfer, Seller will segregate any such payments from its other assets and will clearly mark or designate them as the property of Buyer.

15.      Indemnification.

         a. Seller Parties. Seller Parties, jointly and severally, shall defend, indemnify, and hold harmless Buyer and its directors, officers, shareholders, successors, and assigns from and against any and all costs, losses, claims, suits, actions, assessments, diminution in value, liabilities, fines, penalties, damages (compensatory, consequential, and other), and expenses (including reasonable legal fees) in connection with or resulting from:

                  Except as otherwise expressly assume by Buyer in the Agreement, all debts, liabilities, and obligations of Seller, whether accrued, absolute, contingent, known, unknown, or otherwise, but excluding any Assumed Liabilities.

                  Any inaccuracy in any representation or breach of any warranty of Seller Parties contained in this Agreement or any Related Agreement.

                  Any failure by any Seller Parties to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by any of the Seller Parties under this Agreement or any Related Agreement. Notwithstanding the foregoing, there shall be no limitation on the indemnification by Seller for claims based on a breach of Seller's warranties and representations set forth under Sections 11.a (Organization and Standing), 11.b (Authorization), 11.n (Title to Purchased Assets), 11.q (Taxes), or 11.t (Environmental Matters).

                  Provided, however, such indemnification shall be limited to the total of the Purchase Price plus all monies paid by Buyer under any Related Agreement.

         b. Buyer Parties. Buyer Parties shall defend, indemnify, and hold harmless Seller Parties and its directors, officers, shareholders, successors, and assigns from and against any and all costs, losses, claims, suits, actions, assessments, diminution in value, liabilities, fines, penalties, damages (compensatory, consequential, and other), and expenses (including reasonable legal fees) in connection with or resulting from:

                  All debts, liabilities, and obligations of Buyer, whether accrued, absolute, contingent, known, unknown, or otherwise.

                  Any inaccuracy in any representation or breach of any warranty of Buyer contained in this Agreement or any Related Agreement.

                  Any failure by Buyer to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by the Buyer under this Agreement or any Related Agreement.

         c. Notice of Claim. Each person entitled to indemnification under this Section 15 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be available or sought, and shall permit the Indemnifying Party to participate in the defense of any such claim or any resulting litigation, and the Indemnifying Party may participate in such defense at such party's expense. The failure of any Indemnified Party to give the notice required by this Agreement shall not relieve the Indemnifying Party of its obligations unless such failure results in actual detriment to the Indemnifying Party. In the event that a claim or litigation is partially, but not wholly covered by an indemnity set forth in this Section 15 the Indemnified and the Indemnifying Parties shall share in the resulting losses in proportion to their respective liabilities. Except with the consent of each Indemnified Party, which consent shall not be unreasonably withheld, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement which does not include a release of such Indemnified Party from all liability in respect to such claim or litigation to the extent it is covered by the indemnity in this Section 15.

         d. Limit of Liability. Neither party shall have any liability (for indemnification or otherwise) under this Section 15 except to the extent that the total of all Damages exceeds Fifty Thousand and No/100 Dollars ($50,000.00). It is agreed, however, that this section shall not apply to Seller Parties' liability under Section 11.p to reimburse Buyer dollar for dollar for any Receivables which may be uncollectible in excess of the reserve reflected on the Financial Statements.

16. Expenses. Each of the parties shall pay all of the costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations, whether or not the transactions contemplated by this Agreement shall be consummated, except that all such costs and all liabilities of Seller other than the Assumed Liabilities, including, without limitation, Tax liabilities, shall be paid out of the proceeds of the Purchase Price (which shall in no case increase the Purchase Price) and shall not be charged to the Business as an expense.

17. Risk of Loss. The risk of loss of or damage to the Purchased Assets from fire or other casualty or cause shall be on Seller at all times up to the Closing, and it shall be the responsibility of Seller to repair, or cause to be repaired, and to restore the property to the condition it was before the loss or damage.

18. Seller's Name. Seller agrees that from and after the Closing Date, Buyer shall have all of the right's of Seller to use in or in connection with the conduct of any business (whether carried on by it directly or through any related corporation) the name "Pak-Sak Industries, Inc." ("Name"); any part or portion of the Name, either alone or in combination with one or more other words; or any variation of the Name. It is contemplated that on or as soon as practicable after the Closing Date, Seller will change its name to some name which is different from Pak-Sak Industries, Inc. and will not be confused with that Name. After the Closing Date, Seller agrees that it will not use either directly or indirectly the Name or any name that may be confused with the Name.

19.      Termination.

         a. This Agreement may be terminated at any time before the Closing Date as follows:

                  (i)      By Buyer and Seller Parties in a written instrument.

                  By either Buyer or Seller Parties if the Closing does not occur on the Closing Date.

                  By Buyer or Seller Parties if there has been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other, and this breach by its nature cannot be cured before the Closing.

                  By Buyer or Seller Parties if there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other, and this breach is not cured within ten
                  (10) business days after the breaching party or parties receives written notice of the breach from the other party.

         b. If terminated as provided in Section 19, this Agreement shall forthwith become void and have no effect, except for Sections 19.C and except that no party shall be relieved or released from any liabilities or damages arising out of the party's breach of any provision of this Agreement.

         c. Buyer Parties jointly and severally warrant and agree, on the one hand, and the Seller Parties jointly and severally, on the other hand, warrant and agree that if this Agreement is terminated pursuant to Section 19, each party will not, during the six (6) month period following the termination, directly or indirectly solicit any employee of the other party to leave the other party's employment.

         d. Confidentiality. Each of Buyer and Guarantor hereby covenants and agrees that, at all times from the date of this Agreement until the Closing Date (and in the event this Agreement is terminated, indefinitely from the date of this Agreement) it shall keep secret and maintain in strictest confidence, and shall not use for their benefit or for the benefit of other, and shall not cause or allow any of Buyer's or Guarantor's agents, officers, directors, members or employees to so disclose or use, any Confidential Information (as hereinafter defined) relating to Seller or the Business or otherwise pertaining to this Agreement or the transactions contemplated hereby. As used in this Agreement, "Confidential Information" shall have the meaning as defined in Section 21.c. In no way shall the provisions of this Section be deemed to impose liability upon Buyer for, or to prevent Buyer from, hiring any employee of Seller, or Seller Shareholder, provided that Buyer otherwise complies with the time limitation set forth in Section 19c. above.

20.      Miscellaneous Provisions.

         a. Representations and Warranties. All representations, warranties, and agreements made by the parties pursuant to this Agreement shall survive the consummation of the transactions contemplated by this Agreement for three (3) years after the Closing Date. Notwithstanding the foregoing, the representations and warranties made by Seller under
                  Section 11.a (Organization and Standing), Section 11.b (Authorization) and Section 11.n (Title to Purchased Assets) shall survive forever. Also, the representations and warranties made by Seller under Section 11.q (Taxes) shall survive for any and all applicable statute of limitation periods and the representations and warranties made by Buyer Parties under Section 12.a (Organization and Standing) and
                  Section 12.b (Authorization) shall survive forever and the representations and warranties made by Seller under Section 11.t (Environmental Matters) shall survive for the shorter of any applicable statute of limitations periods or five (5) years after the Closing Date.

         b. Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (i) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication or (ii) on the business day following the day such notice or other communication is sent by overnight courier to the following:

                       if to Seller:       Pak-Sak Industries, Inc.
                                           1118 Centennial Way
                                           Lansing, MI 48917
                                           (517) 321-3130 Phone Number
                                           (517) 321-1022 Fax Number;

                       with a Copy to:     J. Michael Warren
                                           Warren Cameron Faust & Asciutto, P.C.
                                           P.O. Box 26067
                                           Lansing, MI 48909
                                           (517) 349-8600 Phone Number
                                           (517) 349-3311

                       if to Buyer:        Dominic Imburgia
                                           Packaging Personified, Inc.

                                           246 Kehoe Blvd.
                                           Carol Stream, IL 60188
                                           (630) 653-1655 Phone Number
                                           (630) 653-0344 Fax Number;

                       with a copy to:     Carl A. Neumann
                                           Holland & Knight LLC
                                           One MidAmerica Plaza
                                           Suite 1000
                                           Oakbrook Terrace, IL  60181
                                           (630) 954-2104 Phone Number
                                           (630) 954-2112 Fax Number

                       if to Shareholder:  Maxco, Inc.
                                           1118 Centennial Way
                                           Lansing, MI 48917
                                           (517) 321-3130  Phone Number
                                           (517) 321-1022  Fax Number

                           or to such other address or facsimile number that the
                  parties may designate in writing.

         c. Assignment. Neither Seller Parties nor Buyer shall assign this Agreement, or any interest in it, without the prior written consent of the other.

         d. Parties in Interest. This Agreement shall inure to the benefit of, and be binding on, the named parties and their respective successors and permitted assigns, but not any other person.

         e. Choice of Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Michigan.


         f. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each counterpart were on the same instrument.

         g. Entire Agreement. This Agreement, all Related Agreements and all related documents, schedules, exhibits, or certificates represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement and that is signed by the party against whom enforcement of any such amendment, supplement, or modification is sought.

         h.       Arbitration.

                  (i) Any dispute, controversy, or claim arising out of or relating to this Agreement or relating to the breach, termination, or invalidity of this Agreement, whether arising in contract, tort, or otherwise, shall at the request of any party be resolved in binding arbitration. Any arbitration shall proceed in accordance with the current Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA") to the extent that the Arbitration Rules do not conflict with any provision of this Section.

                  (ii) No provision of or the exercise of any rights under this Section shall limit the right of any party to seek and obtain provisional or ancillary remedies (such as injunctive relief, attachment, or the appointment of a receiver) from any court having jurisdiction before, during, or after the pendency of an arbitration proceeding under this Section. The institution and maintenance of any such action or proceeding shall not constitute a waiver of the right of any party (including the party taking the action or instituting the proceeding) to submit a dispute, controversy, or claim to arbitration under this Section.

                  (iii) Any award, order, or judgment made pursuant to arbitration shall be deemed final and may be entered in any court having jurisdiction over the enforcement of the award, order, or judgment.

                  (iv) The arbitration shall be held before one arbitrator knowledgeable in the general subject matter of the dispute, controversy, or claim and selected by AAA in accordance with the Arbitration Rules.

                  (v) The arbitration shall be held at the office of AAA as chosen by the party requesting arbitration, or at another place the parties agree on.

                  (vi) In any arbitration proceeding under this Section, subject to the award of the arbitrator(s), each party shall pay all its own expenses and an equal share of the fees and expenses of the arbitrator. The arbitrator shall have the power to award recovery of costs and fees (including reasonable attorney fees, administrative and AAA fees, and arbitrator's fees) among the parties as the arbitrator determine to be equitable under the circumstances.

21.      Non-Competition and Confidentiality by Seller and Shareholder.

         a. Non-Competition. From and after the Closing Date until the fifth (5th) anniversary thereof, neither Seller nor Seller Shareholder shall organize, invest in, own, manage, operate, control or participate in, or be associated in any manner whatsoever, directly or indirectly, with or have any financial interest in, or aid or assist anyone in the conduct of, or otherwise engage in, whether for compensation or otherwise, any business (whether it be a sole proprietorship, joint venture, business trust, partnership, corporation or other entity) located anywhere within the United States (the "Territory"), that directly or indirectly competes with the Business being acquired by Buyer pursuant hereto; provided, however, that the foregoing shall not be deemed to prohibit Seller or Seller Shareholder from owning shares of stock in any publicly-owned corporation so long as such ownership, directly or indirectly, does not exceed five percent (5%) of the total outstanding stock of such publicly-owned corporation, measured by reference to either market value or voting power.

         b. Blue-Penciling. If any provision or part of this Section 21 is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree to modify such provision, or that the court making such determination shall have the power to modify such provision, to reduce the duration or area of such provision, or both, or to delete specific words or phrases herefrom ("blue-penciling"), and, in its reduced or blue-penciled form, such provision shall then be enforceable and shall be enforced.

         c. Confidentiality. Each of Seller and Seller Shareholder hereby covenants and agrees that, at all times from and after the Closing Date, it shall keep secret and maintain in strictest confidence, and shall not use for their benefit or for the benefit of others, and shall not cause or allow any of Seller's or Seller Shareholder's agents, officers, directors or employees to so disclose or use, any Confidential Information (as hereinafter defined) relating to Seller or the Business or otherwise pertaining to this Agreement or the transactions contemplated hereby. As used in this Agreement, "Confidential Information" shall mean any and all information, in whatever form, relating to Seller, the Business or the Purchased Assets, including, without limitation, any Intellectual Property, which information is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality.

         d. Equitable Remedies. Seller and Seller Shareholder recognize and agree that Buyer conducts its business throughout the Territory and elsewhere, and, therefore, the geographical scope of the non-competition covenants contained in the above
                  Section is reasonable. It is further recognized and agreed that Buyer would not have entered into or consummated the transaction contemplated by this Agreement without the covenants contained in this Section, and that irreparable injury will result to Buyer and its businesses and properties in the event of a breach of any covenant contained herein by Seller or Shareholder, that such injury would be difficult if not impossible to ascertain and, therefore, that any remedy at law for any such breach will be inadequate. As a result, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage to Buyer by reason of any such breach. In the event that an enforcement action is brought by Buyer pursuant hereto, Buyer shall be entitled to recover from Seller and Seller Shareholder the reasonable costs and attorneys' fees incurred in connection therewith. Nothing contained in this Section shall prevent Buyer from electing to seek any monetary or other relief in addition to or in lieu of any equitable relief for breach of any of the covenants contained herein. Whenever used in this Section, the term "Buyer" shall be deemed to include any successor or any other person or entity that may hereafter acquire all or any portion of the aforesaid Business being acquired by Buyer hereunder during the period of this covenant not to compete.

         e. Independent Covenants. The covenants contained n this Section 21 shall be construed and enforced independently of any other provision of this Agreement or any other understanding or agreement between the parties, and the existence of any claim or cause of action of Seller or Shareholder against Buyer, of whatever nature, shall not constitute a defense to the enforcement of the covenants contained herein against Seller or Seller Shareholder.

         f. Schedules and Exhibits. This Agreement shall be valid and enforceable upon execution, whether or not all or any of the Schedules and Exhibits referred to herein are completed and attached hereto. Once completed, the Schedules and Exhibits shall be attached hereto and shall become a part hereof.

                           The parties have executed this Agreement on the date
                  set forth on the first page of this Agreement.

                                   SELLER
                                   Pak-Sak Industries, Inc.

                                   By:      /s/ Richard G. Johns
                                            ------------------------------------
                                            Richard G. Johns
                                            Its:  President

                                   SELLER SHAREHOLDER
                                   Maxco, Inc.


                                   By:      /s/ Max A. Coon
                                            -----------------------------------
                                            Max A. Coon
                                            Its:  President


                                   BUYER
                                   P-S Business Acquisition, Inc., a corporation to be formed


                                   By:      /s/ Dominic Imburgia
                                            ------------------------------------
                                            Dominic Imburgia
                                            Its:  President


                                   P&D Real Estate, LLC , a limited liability company to be formed


                                   By:      /s/ Dominic Imburgia
                                            ------------------------------------
                                            Dominic Imburgia
                                            Its:  Manager

                                   GUARANTOR

                                   Packaging Personified, Inc.


                                   By:      /s/ Dominic Imburgia
                                            ------------------------------------
                                            Dominic Imburgia
                                            Its:  President